Exhibit 99.1

CRC Health Group Announces Launch of Bank Credit Facility “Amend and Extend” Transaction

CUPERTINO, Calif. – January 4, 2011 – CRC Health Corporation, a leading provider of substance abuse treatment and adolescent youth services, today announced that it is seeking amendments to its senior bank credit facilities which would, among other things, amend certain terms and conditions of the credit facilities and extend (i) the maturity of a substantial portion of its term loan facility due February 2013 until November 2015 and (ii) the maturity of its revolving credit commitments terminating in February 2012 until August 2015. The Company expects to complete the amend and extend transaction in January 2011, subject to meeting customary conditions.

The extended credit facilities will be subject to modified interest rates. The amended credit agreement will also include provisions to permit additional future extensions of the maturity dates of the revolving commitments and term loans thereunder, and will permit the “refinancing” of the credit agreement obligations with additional first lien, second lien or unsecured indebtedness upon certain terms and conditions.

In conjunction with the successful consummation of the amendment CRC Health Corporation is seeking, CRC Health Corporation’s parent company, CRC Health Group, Inc., has agreed with certain of its lenders to amend and extend a substantial portion of the parent’s outstanding term loans, which amendment and extension will close simultaneously with the Company’s amend and extend transaction.

This news release is neither an offer to purchase nor a solicitation of an offer to sell any securities. Persons with questions regarding the proposed amendment should contact Kevin Hogge at the contact below.

About CRC Health Group

CRC Health Group offers the most comprehensive network of specialized behavioral care services in the nation. As a world-class specialty health organization, CRC has provided healing and hope in the lives of their patients and students. By offering the largest array of personalized treatment services, individuals, families and professionals can choose the most appropriate treatment setting for their behavioral, addiction, and therapeutic educational needs. Every day, more than 30,000 people receive treatment from CRC programs making it the most trusted specialized behavioral health organization in the nation. CRC Health Group’s motivation for growth stems from a deep commitment to making their services widely and easily available to those in need, while maintaining passion for delivering advanced behavioral, addiction, and therapeutic educational services. For over two decades, CRC programs have helped individuals and families reclaim and enrich their lives. For more information, visit www.crchealth.com or call (877) 272-8668.

This press release includes or may include forward-looking statements. All statements included herein, other than statements of historical fact, may constitute forward-looking statements. Although CRC believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include the failure by the Company or its parent to satisfy the conditions to the amendment and extension of their respective debt obligations. Except as otherwise required by applicable securities laws, we disclaim any intention or obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Kevin Hogge

CRC Chief Financial Officer

(877) 272-8668

khogge@crchealth.com